Exhibit 2.11

WAIVER LETTER

January 4, 2016

U.S. Bank National Association

633 West Fifth Street, 24th Floor

Los Angeles, California 90071

Attention: B. Scarbrough (Qunar Cayman Islands Limited 2015 Indenture)

Qunar Cayman Islands Limited

17th Floor, Viva Plaza, Building 18,Yard 29, Suzhou Street

Haidian District

Beijing 10080

China

Attention: Yilu Zhao

Ladies and Gentlemen:

Reference is hereby made to that certain Indenture (as amended to date, and as it may hereafter be amended, supplemented or modified from time to time, the”Indenture”), dated as of June 17, 2015, by and between Qunar Cayman Islands Limited.(the”Company”), as the issuer of the 2% Convertible Senior Notes due 2021under the Indenture (the”Convertible Notes”),and U.S. Bank National Association, as trustee under the Indenture. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

Reference is hereby further made to Section 9.02 of the Indenture which provides that compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the Holder of each outstanding Security affected. The undersigned (the “Waiving Party”), being the Holder of the Convertible Notes in the principal amount of $330,000,000, desires to waive certain requirements set forth in the Indenture.

Reference is hereby further made to that certain Exchange Agreement (the “Exchange Agreement”) by and among Ctrip.com International, Ltd. (“Ctrip”) and SL Camel Holdco Limited, dated as of December 4, 2015, pursuant to which the Waiving Party has agreed to the transfer of all of the Convertible Notes it holds to Ctrip (the “Exchange”).

The Waiving Party, in full understanding of the material facts, hereby irrevocably waives and relinquishes its right (the “Conversion Right”) under Article 10 of the Indenture (and any of the other documents or instruments referred to therein, including the Securities) to convert the Convertible Notes held by it from the date hereof indefinitely for so long as the Convertible Notes are outstanding in connection with the Exchange, and hereby irrevocably agrees that it will not exercise its Conversion Right with respect to such Convertible Notes in perpetuity.

This waiver letter is intended to bind any successor, permitted assign, administrator and representative, including Ctrip.

This waiver letter shall be effective upon the release of this Waiver to the Trustee immediately prior to the closing of the Exchange (which is scheduled to take place on January 8, 2016), provided that the effectiveness of this waiver is conditional upon the closing of the  Exchange pursuant to the Agreement, which release and closing shall be confirmed by email to the Trustee and the Company.

In addition, the Waiving Party hereby requests that the Company, upon the closing of the Exchange, issue and that the Trustee authenticate, a new Physical Security in the name of Ctrip with a natation to reflect the waiver of the Conversion Rights pursuant to this waiver letter.

This waiver letter shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The waiver set forth herein is limited precisely as written and shall not be deemed to be a waiver or modification of any other term or condition of the Indenture, the Convertible Notes, or any of the other documents or instruments referred to therein, or to prejudice any right or rights which the Waiving Party (or any successor, permitted assign, administrator or representative thereof) may now have or may have in the future under or in connection with the Indenture, the Convertible Notes or any of the other documents or instruments referred to therein.

Except as expressly modified hereby, the Indenture and the Convertible Notes are and shall remain in full force and effect.

[Signature page follows]

SL CAMEL HOLDCO LIMITED

By:	/s/ Kenneth Hao
	Name:	Kenneth Hao
	Title:	Director

Aggregate principal amount of Convertible Notes:

$330,000,000